UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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Pitney Bowes Inc.
(Name of Registrant as Specified In Its Charter)

Hestia Capital Partners LP Helios I, LP Hestia Capital Partners GP, LLC Hestia Capital Management, LLC Kurtis J. Wolf Milena Alberti-Perez Todd A. Everett Katie A. May Lance E. Rosenzweig
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Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of Pitney Bowes Inc., a Delaware corporation (the “Company”).

On May 2, 2023, Hestia issued the following press release:

Hestia Capital Highlights That Egan-Jones Joins ISS and Glass Lewis in Recommending Stockholders Vote FOR Meaningful Boardroom Change at Pitney Bowes

Egan-Jones Takes Rare Step of Recommending Stockholders Elect All Five of Hestia’s Director Candidates to Pitney Bowes’ Nine-Member Board

Follows ISS and Glass Lewis Endorsements for Boardroom Change, Stating that Voting For Hestia-Nominated Director Candidates is in the Best Interest of the Company and its Stockholders

Stockholders Should Visit www.TransformPBI.com to Obtain Information About Our Slate and Learn How to Vote on the WHITE Universal Proxy Card

PITTSBURGH--(BUSINESS WIRE)--Hestia Capital Management, LLC (collectively with its affiliates, “Hestia” or “we”), which is the third largest stockholder of Pitney Bowes, Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”) and holds a 9.1% stake, today announced that all three independent proxy advisory firms – Egan-Jones Proxy Services (“Egan-Jones”), Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) – are recommending that the Company’s stockholders vote for meaningful boardroom change at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”).1 Notably, Egan-Jones is recommending that stockholders vote to elect all five of Hestia’s director candidates to the Company’s nine-member Board of Directors (the “Board”) at the Annual Meeting. Hestia’s five highly qualified and independent director candidates are Milena Alberti-Perez, Todd Everett, Katie May, Lance Rosenzweig and Kurt Wolf.

Mr. Wolf, the Founder and Chief Investment Officer of Hestia, commented:

“We believe it is very notable that all three independent proxy advisory firms have endorsed our case for meaningful boardroom change and recommended stockholders vote for Hestia-nominated director candidates at this year’s crucial Annual Meeting. Each Hestia-nominated director candidate has now received recommendations from at least two of the three firms. This serves as strong validation of our slate’s analysis, ideas and relevant experience. It is also important to note that our slate recognizes the additive expertise and strong institutional knowledge possessed by the sitting directors Hestia is voting for, and our candidates look forward to the prospect of working with them to set a refined strategy following collegial internal debate. If elected, our slate intends to immediately propose the formation of a Strategic Planning and Capital Allocation Committee, comprised of new and sitting directors, to conduct necessary analysis and make recommendations to the full Board regarding the right turnaround strategy.

1 Hestia recently increased its ownership stake to 9.1% by acquiring shares of common stock that did not include associated voting rights.

As detailed in the investor presentation released last month, our slate has a clear vision for initiatives that include:

1.	Driving profitable growth within the SendTech segment, which has a large potential opportunity in providing shipping label solutions tailored to the needs of ecommerce clients. SendTech also has opportunities to gain postage meter and ancillary market share through increased outside sales.

2.	Enhancing the margins and returns on investments in the Presort segment by accelerating accretive acquisitions, increasing organic investments and implementing alternative pricing strategies.

3.	Restoring the Global Ecommerce segment to profitability and exploring alternatives at the appropriate time.

4.	Establishing a more sustainable and transparent corporate cost structure.

5.	Repairing the Company’s credit rating by significantly improving Free Cash Flow and exploring opportunities to free up cash, which can be used to reduce debt.

6.	Improving boardroom independence and corporate governance to ensure the Board is best aligned with the long-term interests of the Company.

This campaign is about much more than one or two issues, or one or two quarters. There are an array of structural challenges and time-sensitive opportunities that require the prompt attention of a meaningfully reconstituted Board.

On a personal note, I look forward to being part of the solution – as a stockholder and, ideally, a director – for many years to come. If successful, I have decided not to accept Board fees or seek reimbursement for normal election contest expenses. I am singularly focused on helping Pitney Bowes realize its full potential for the benefit of all stockholders and stakeholders.”

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To maximize the likelihood of a turnaround at Pitney Bowes, we urge you to vote for Hestia’s full slate on the WHITE universal proxy card or WHITE voting instruction form.

Visit www.TransformPBI.com to download a copy of our investor presentation, receive future updates and obtain information on how to vote for Hestia’s full slate.

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About Hestia Capital

Hestia Capital is a long-term focused, deep value investment firm that typically makes investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner’s expertise in competitive strategy, operations and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community or suffer from mismanagement, which we reasonably expect to be corrected, and provide the ‘price dislocations’ which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

Contacts

Longacre Square Partners
Charlotte Kiaie / Miller Winston, 646-386-0091
hestia@longacresquare.com

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com